Exhibit 5.1

833 EAST MICHIGAN STREET • SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 WWW.GKLAW.COM

September 15, 2016

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Re:	Registration Statement on Form S-3 (File No. 333-202836)

Ladies and Gentlemen:

We have acted as counsel for Associated Banc-Corp (the “Company”) in connection with the issuance and sale by the Company of 4,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Company’s 5.375% Non-Cumulative Perpetual Preferred Stock, Series D, liquidation preference $1,000 per share (the “Series D Preferred Stock”), and evidenced by Depositary Receipts (the “Depositary Receipts”), and to be issued pursuant to a Deposit Agreement dated September 15, 2016 (the “Deposit Agreement”) among the Company, Wells Fargo Bank, N.A., as Depositary (the “Depositary”), and the Holders from time to time of the Depositary Receipts described therein. The Series D Preferred Stock and the Depositary Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-202836) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2015, including a base prospectus dated March 17, 2015 (the “Base Prospectus”), a preliminary prospectus supplement filed with the Commission on September 7, 2016 (the “Preliminary Prospectus”) and a final prospectus supplement dated September 7, 2016 and filed with the Commission on September 8, 2016 (together with the Base Prospectus, the “Final Prospectus”).

In such capacity, we have examined: (i) the Registration Statement, the Preliminary Prospectus and the Final Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Depositary Agreement; (iv) the Depositary Receipts; (v) the Underwriting Agreement dated September 7, 2016 (the “Underwriting Agreement”) by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the underwriters named therein (the “Underwriters”); (vi) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (vii) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (viii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion. In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Associated Banc-Corp

September 15, 2016

Based on the foregoing and subject to the provisions set forth below, we are of the opinion that:

1. When (i) issued as contemplated by the Registration Statement and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement, and (ii) paid for in accordance with the terms of the Underwriting Agreement, the shares of Series D Preferred Stock will have been validly issued and will be fully paid and nonassessable;

2. Upon due issuance by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of the Series D Preferred Stock in accordance with the terms of the Deposit Agreement and payment therefor in accordance with the Underwriting Agreement, the Depositary Shares will have been validly issued; and

3. When (x) the Series D Preferred Stock has been issued as contemplated by the Registration Statement and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement and (y) the Depositary Receipts have been issued in accordance with the terms of the Deposit Agreement, the Depositary Receipts will constitute valid and legally binding obligations of the Company and entitle the holder thereof to the rights specified in the Depositary Receipts and the Deposit Agreement, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

This opinion is limited to the laws of the United States, the laws of the State of Wisconsin and the laws of the State of New York, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.